Exhibit (b)

BYLAWS

OF

THORNBURG INVESTMENT TRUST

December 8, 2014

ARTICLE I

Agreement and Declaration of Trust

General.  These Bylaws shall be subject to the Agreement and Declaration of Trust dated June 3, 1987, as from time to time in effect (the “Declaration of Trust”), establishing Thornburg Investment Trust, a Massachusetts business trust (the “Trust”).

ARTICLE II

Meetings of Trustees

Section 2.1      Regular Meetings.  Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to Trustees absent from the determination.

Section 2.2      Special Meetings.  Special meetings of the Trustees may be held any time and at any place designated in the call of the meeting when called by the President or by two or more Trustees, notice thereof being given to each Trustee by the Secretary or an Assistant Secretary, or by the officer or the Trustees calling the meeting.

Section 2.3      Telephone Conference.   Trustees may participate in any regular or special meeting of the Trustees by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 2.4      Notice of Meetings.  Subject to the provisions of Section 2.1, notice of the place, day and hour of every regular and special meeting shall be given to each Trustee by personal delivery or by telephone or telegram sent to his home or business address at least 24 hours in advance of the meeting, or by written notice mailed to his home or business address at least 72 hours in advance of the meeting. Any mailed or telegraphic notice given as aforesaid shall be deemed sufficient whether or not the Trustee, in fact, personally receives the notice. It shall not be requisite to the validity of any meeting of the Trustees that notice thereof shall have been given to any Trustee who is present, or if absent waives notice thereof in writing filed with the records of the meeting either before or after the holding thereof. No notice of any adjourned meeting of the Trustees need be given.

Section 2.5      Quorum.   A majority of the Trustees then in office shall be necessary to constitute a quorum for the transaction of business at every meeting of the Trustees; but, if at any meeting there is less than a quorum present, a majority of those present may adjourn the meeting from time to time, but not for a period of over 30 days at any one time, without notice.

Section 2.6      Action by Consent.  Any action required or permitted to be taken at any meeting of the Trustees or any committee thereof may be taken without a meeting, if a written consent to such action is signed by the Trustees then in office or the members of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Trustees or such committee.

ARTICLE III

Retirements of Trustees

Section 3.1      Mandatory Retirement of Trustees.   Each Trustee may retire at any time by a resignation in accordance with the Declaration of Trust. Each Trustee who is not an interested person of the Trust (as the term “interested” is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) shall retire by the end of the calendar year in which the Trustee reaches the age of 75 years.

Section 3.2      Emeritus Trustees.    The Trustees may from time to time appoint by resolution one or more Emeritus Trustees to serve the Corporation as Emeritus Trustees in accordance with this Section. A candidate for appointment as Emeritus Trustees shall have at least five years of service as a Trustee of the Trust. Emeritus Trustees shall be appointed in each case to serve until the Emeritus Trustee’s resignation or removal from office. Emeritus Trustees may be removed at any time, with or without cause, by resolution of the Trustees. Emeritus Trustees may attend meetings of the Trustees upon invitation of the Trustees. Emeritus Trustees shall remain available from time to time for consultation with the Trust’s officers and Trustees. Emeritus Trustees shall not cast any vote as Trustees, and shall not be considered in determining the existence of a quorum at any meeting of the Trustees. Emeritus Trustees shall receive a compensation and reimbursements established from time to time by the Trustees. Emeritus Trustees shall be considered Trustees for purposes of the indemnification provisions of the Declaration of Trust and these Bylaws.

ARTICLE IV

Officers

Section 4.1       Enumeration; Qualification.     The officers of the Trust shall be a President, a Secretary, a Treasurer, and such other officers, including one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers which the Trustees may determine to appoint. The Trust also may have such agents as the Trustees from time to time may, in their discretion, appoint. Each officer may be, but none need be, a Trustee or Shareholder. Any two or more offices may be held by the same person.

Section 4.2       Election.     The President, Secretary and Treasurer shall be elected annually by the Trustees at their first meeting in each calendar year or at such later meeting in such year as a majority of the Trustees then in office may determine. Other officers, if any, may be elected by the Trustees at said meeting or at any other time. Vacancies in any office may be filled at any time.

Section 4.3       Tenure.  The President, the Secretary and the Treasurer shall hold office until the first meeting of the Trustees in the calendar year next succeeding the year of their election and until their respective successors are chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

Section 4.4       Powers.   Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to their respective offices for a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

Section 4.5       President.   Unless the Trustees otherwise provide, the President shall be the chief executive officer of the Trust and shall preside at all meetings of the Shareholders. The President shall be the “principal executive officer” of the Trust, as that term is used in Rule 30a-2 under the Investment Company Act of 1940.

Section 4.6       Vice Presidents.   The Vice Presidents, if any, shall, in the absence or disability of the President, and in the order designated by the Trustees, perform the duties and exercise the powers of the President and, in addition, shall at all times perform such other duties and exercise such other powers as may be prescribed by the Trustees or the President, under whose supervision they shall conduct the duties of their offices.

Section 4.7       Secretary.  The Secretary shall attend all meetings of the Trustees and all meetings of the Shareholders and record all the proceedings of such meetings in books to be kept for that purpose. Subject to Section 2.1 hereof, he shall give, or cause to be given, notice of all meetings of the Trustees and meetings of the Shareholders, and shall perform such other duties as may be prescribed by the Trustees or President. He shall keep in safe custody any seal adopted for use by the Trust and, when authorized by the Trustees, affix the same to any instrument requiring it, which seal when so affixed may be attested by his signature or by the signature of the Treasurer or an Assistant Secretary.

Section 4.8       Treasurer.    The Treasurer shall be the chief financial and accounting officer of the Trust and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with any custodian, investment adviser, or transfer, accounting, or Shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. The Treasurer shall be the “principal financial officer” of the Trust, as that term is used in Rule 30a-2 under the Investment Company Act of 1940.

Section 4.9       Resignations and Removals.    Any officer may resign at any time by written instrument signed by him and delivered to the President, the Secretary or any of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his resignation or removal, or any right to damages on account of such removal.

ARTICLE V

Committees

Quorum; Voting.   A majority of the members of any committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by the members of such committee and filed with the minutes of the proceedings of the committee. Members of a committee may participate in a meeting of such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participating by such means shall constitute presence in person at a meeting.

ARTICLE VI

Offices, Fiscal Year and Seal

Section 6.1      Offices.     The Trust shall maintain an office of record in Boston, Massachusetts, which office may be the office of any resident agent appointed by the Trust if located in that city. The Trust may maintain one or more other offices, including its principal office, outside of Massachusetts, in such cities as the Trustees may determine from time to time. Unless the Trustees otherwise determine, the principal office of the Trust shall be located in Santa Fe, New Mexico.

Section 6.2      Fiscal Year.     Except as from time to time otherwise provided by the Trustees, the initial fiscal year of the Trust shall end on such date as is determined in advance or in arrears by the Treasurer, and subsequent fiscal years shall end on such date in subsequent years.

Section 6.3      Seal.     The Trustees may adopt a seal, which shall consist of a flat-faced die with the name of the Trust and the year of its formation cut or engraved thereon, but, unless otherwise required by the Trustees, it shall not be necessary to place the seal on, and the absence of the seal shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE VII

Records, Reports and Execution of Papers

Section 7.1      Records.   Except as may otherwise be required by law or by the Trustees, the records of the Trust need not be retained at either the principal office of the Trust or at the Trust’s office of record in Boston, Massachusetts, and may be retained by one or more of any adviser, custodian, transfer, accounting, shareholder servicing or similar agents, but such records shall at all times be made available to any officer of the Trust having charge thereof, to the Trustees, and to any other officer or agent of the Trust authorized by the Trustees or the President.

Section 7.2      Reports.  The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

Section 7.3      Execution of Papers.  Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, by any Vice President, by the Treasurer or by the Assistant Treasurer, and need not bear the seal of the Trust.

ARTICLE VIII

Issuance of Certificates for Shares

Section 8.1      Certificates.   In lieu of issuing certificates for Shares of one or more Series, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of such Shares and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of certificates representing Shares of one or more Series. In that event, each Shareholder upon request shall be entitled to a certificate stating the number of Shares of the applicable Series owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificates shall cease to be an officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

Section 8.2      Loss of Certificates.     In case of the alleged loss or destruction or mutilation of a certificate, a duplicate certificate may be issued in place thereof, upon such terms and with such indemnity and surety as the Trustees shall prescribe.

Section 8.3      Issuance of New Certificates to Pledgee.  A pledgee of Shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. The new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall have the rights (including, without limitation, dividend and distribution rights and voting rights) of the Shareholder.

Section 8.4      Discontinuance of Issuance of Certificates.  The Trustees may at any time discontinue the issuance of certificates for Shares of one or more Series, and may, by written notice to each Shareholder, require the surrender of certificates representing the Shares of the applicable Series to the Trust for cancellation. Such surrender and cancellation shall not itself affect the ownership of the Shares of the Series.

ARTICLE IX

Amendments to the Bylaws

These Bylaws may be amended or repealed, in whole or in part, by the majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by the Trustees.

   History:  Adopted effective June 3, 1987; amended effective June 1, 2000 to add a new Article III relating to Trustee retirement; amended effective May 20, 2003 to identify the “principal executive officer” and the “principal financial officer,” and to revise the date in Article III for Trustee retirement; amended effective April 20, 2009 to clarify the application of Section 3.1 exclusively to independent Trustees; amended effective December 8, 2014 to clarify that each independent Trustee shall retire “by the end of the calendar year” in which the Trustee reaches 75 years..